UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2008
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SunPower Corporation
(Exact Name of Registrant as Specified in Charter)
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Delaware	000-51593	94-3008969
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File No.)	Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)
___________________

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 10, 2008, SunPower Corporation (“SunPower”) entered into a long-term polysilicon supply agreement (the “First Polysilicon Agreement”) with NorSun AS (“NorSun”).   The First Polysilicon Agreement provides the general terms and conditions pursuant to which NorSun is to sell and SunPower is to purchase specified annual quantities of polysilicon at specified prices from 2010 through 2019.  The First Polysilicon Agreement provides that NorSun’s obligation to sell polysilicon is conditioned upon receipt of polysilicon from NorSun’s joint venture with Swicorp Joussour Company and Chemical Development Company for the construction of a new polysilicon manufacturing facility in Saudi Arabia.  NorSun will initially hold a fifty percent equity interest in the joint venture company.

On January 10, 2008, SunPower and the anticipated shareholders of the joint venture company also agreed upon the terms and conditions of an additional long-term polysilicon supply agreement (the “Second Polysilicon Agreement” and, together with the First Polysilicon Agreement, the “Supply Agreements”) between SunPower and the joint venture company, which is in the process of formation.  The Second Polysilicon Agreement provides the general terms and conditions pursuant to which the joint venture company is to sell and SunPower is to purchase specified annual quantities of polysilicon at specified prices from 2010 through 2019.  The Second Polysilicon Agreement provides that the joint venture company’s obligation to sell polysilicon is conditioned upon the new polysilicon manufacturing facility achieving commercial operation.

If applicable conditions under the Supply Agreements are satisfied, the aggregate quantity of polysilicon to be purchased by SunPower from 2010 through 2019 is expected to satisfy production requirements for up to approximately2,500 megawatts  of solar cell manufacturing based on SunPower’s expected polysilicon utilization during such period.

In connection with the Supply Agreements, on January 10, 2008, NorSun and SunPower entered into an Option Agreement (the “Option Agreement”).  The Option Agreement provides the general terms and conditions pursuant to which SunPower will deliver cash advance payments to NorSun for the purchase of polysilicon under the First Polysilicon Agreement, which NorSun will use to fund its portion of the equity investment in the joint venture company.  SunPower shall provide a letter of credit or deposit funds in an escrow account to secure NorSun’s right to such advance payments. Under the terms of the Option Agreement, SunPower may exercise a call option and apply the advance payments to purchase fifty percent, subject to certain adjustments, of NorSun’s equity interest in the joint venture.  SunPower may exercise its option at any time until six months following the commercial operation of the Saudi Arabian polysilicon manufacturing facility.  The Option Agreement also provides NorSun an option to put fifty percent, subject to certain adjustments, of its equity interest in the joint venture to SunPower.  NorSun’s option is exercisable commencing July 1, 2009 through six months following commercial operation of the polysilicon manufacturing facility.  NorSun will grant a security interest in its equity interest in the joint venture subject to the put-call option to secure its obligations under the Option Agreement.  If either the call option or the put option is exercised, (i) the parties will credit any advance payments for polysilicon against the option’s exercise price, (ii) the First Polysilicon Agreement will terminate, and (iii) SunPower will assume NorSun’s rights and obligations under a long-term polysilicon supply agreement between NorSun and the joint venture company pursuant to which the joint venture company will sell and SunPower will purchase specified annual quantities of polysilicon at specified prices from 2010 through 2019, representing the same quantities and prices under, and on terms and conditions substantially similar to, the First Polysilicon Agreement.

Item 7.01. Regulation FD Disclosure.

On January 16, 2008, SunPower issued a press release announcing its entry into the Supply Agreements. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 16, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: January 16, 2008	By: /s/ Emmanuel Hernandez
Name: Emmanuel Hernandez
Title: Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated January 16, 2008